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                                                                   EXHIBIT 23.6

                   [LETTERHEAD OF THE WALLACH COMPANY, INC.]

PERSONAL AND CONFIDENTIAL

November 18, 1997

Board of Directors
Vectra Banking Corporation
1650 South Colorado Boulevard,
Suite 320
Denver, Colorado 80222

Re: Proxy Statement-Prospectus of Vectra Banking Corporation

Gentlemen:

  Reference is made to our opinion letter dated the date of the above-mentioned Proxy Statement-Prospectus with respect to the fairness to the holders of the outstanding shares of stock of Vectra Banking Corporation (the "Company") of the Merger Consideration (as defined in the opinion letter) in the proposed merger (the "Merger") of the Company with Zions Bancorporation ("Zions") pursuant to the Agreement and Plan of Merger dated as of September 23, 1997 by and between the Company and Zions.

  We hereby consent to the inclusion of such opinion in the above-mentioned Proxy Statement-Prospectus and to the reference to the opinions of our firm dated September 19, 1997 and dated the date of the above-mentioned Proxy Statement-Prospectus under the captions "Summary--The Merger--OPINION OF FINANCIAL ADVISOR", "The Merger--Background of the Merger", "The Merger-- Reasons for the Merger; Recommendation of the Board of Directors--Vectra" and "The Merger--Opinion of Financial Advisor" in the above-mentioned Proxy Statement-Prospectus. In providing such consent, except as may be required by the federal securities laws, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,


                                          The Wallach Company, Inc.